COLONIAL GLOBAL EQUITY FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 10/31/97


                           FUND YIELD = 2*((((a-b)/c*d))+1)(6)-1)


                                           CLASS A      CLASS B     CLASS C
                                           -------      -------     -------
a = dividends and interest earned during
    the month ............................    $66,491    $139,872   $1,340

b = expenses accrued during the month          52,765     159,257    1,522

c = average dividend shares outstanding
    during the month .....................  2,437,309   5,180,514   49,173

d = class  maximum offering price per share
    on the last day of the month .........     $15.15      $14.13   $14.26


             YIELD .......................      0.45%      -0.32%   -0.31%
                                                -----      ------   ------